SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No. 9)


                            First Charter Corporation
                                 (Name of Issuer)


                              No Par Value Common Stock
                           (Title of class of securities)


                                    319439-10-5
                                   (CUSIP Number)


	Check the following box if a fee is being paid with this statement:
 [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act.

CUSIP No. 319439-10-5
_______________________________________________________________

	1)	Names of Reporting Persons/S. S. or I. R. S. Identifi-
cation Nos. of Above Persons:

         First Charter National Bank, as Trustee
_____________________________________________________________

	2)	Check the Appropriate Box if a Member of a Group:
   		(a)
  	 	(b)
_______________________________________________________________

	3)	SEC Use Only:
_______________________________________________________________

	4)	Citizenship or Place of Organization:

                 United States
_______________________________________________________________

Number of		      (5)	Sole Voting Power:			986,316
Shares Bene-
ficially		       (6)	Shared Voting Power:		138,493
Owned by
Each Report-	    (7)	Sole Dispositive Power		378,280
ing Person
With			          (8)	Shared Dispositive Power:	  -0-
_______________________________________________________________

	9)	Aggregate Amount Beneficially Owned by Each Reporting
Person:
				        1,124,809
_______________________________________________________________

    10)	Check if the Aggregate Amount in Row (9) Excludes
Certain Shares:

_______________________________________________________________

    11)	Percent of Class Represented by Amount in Row 9:

                   					     6.40%
_______________________________________________________________

    12)	Type of Reporting Person (See Instructions):

                            BK
_______________________________________________________________

SCHEDULE 13G

Item 1(a):	Name of Issuer:	First Charter Corporation

Item 1(b):	Address of Issuer's Principal Executive Offices:

                				Post Office Box 228
				                22 Union Street, North
				                Concord, North Carolina 28026-0228

Item 2(a):	Name of Person Filing:	First Charter National
                                   Bank, as Trustee

Item 2(b):	Address of Principal Business Office or, if none,
        			Residence:

                 				Post Office Box 228
				                 22 Union Street, North
				                 Concord, North Carolina 28026-0228

Item 2(c):	Citizenship:	U. S.

Item 2(d):	Title of Class of Securities:

                 				Common Stock

Item 2(e):	CUSIP Number:		319439-10-5

Item 3:		(b) Bank as defined in Section 3(a)(6) of the Act

Item 4:		Ownership:

      			(a)	Amount beneficially owned
				         as of 12/31/99:           1,124,809

      			(b)	Percent of Class:		     6.40%

      			(c)	Number of shares as to which such person has:
			 	         (i)	Sole power to vote or to direct the
					             vote:                 986,316
			          (ii)	Shared power to vote or to direct the
				         	    vote:                  138,493
			         (iii)	Sole power to dispose or to direct the
					             disposition of:        378,280
			          (iv)	Shared power to dispose or to direct the
					             disposition of:          -0-


Item 5:	Ownership of Five Percent or Less of a Class:    N/A

Item 6:	Ownership of More than Five Percent on Behalf of
      		Another Person:	Other persons, some of which are beneficiaries,
                        have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

Item 7:	Identification and Classification of the Subsidiary
        Which Acquired the Security Being Reported on By the
        Parent Holding Company:                N/A

Item 8:	Identification and Classification of Members of the Group:      N/A

Item 9:	Notice of Dissolution of Group:     N/A

Item 10:	Certification:	By signing below, I certify that, to the best of
                        my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of First
                        Charter Corporation and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

     	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2000 			              FIRST CHARTER NATIONAL
							                                   BANK, as TRUSTEE



                                   							By:  /s/ ROBERT O. BRATTON
                                        								Robert O. Bratton
							                                         	Executive Vice President
								                                         of Trustee